Exhibit 3.24

SECOND

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

JEWELL COKE COMPANY, L.P.

This Second Amended and Restated Agreement of Limited Partnership (the “Restated Agreement”), is made as of July 18, 2011 by Jewell Coke Acquisition Company (successor to Jewell Coke Company), a Virginia corporation (“JCAC” or the “GP”), Sunoco, Inc. (R&M), a Pennsylvania corporation (“Sunoco R&M”), and Jewell Resources Corporation, a Virginia Corporation (“Jewell Resources”).

W I T N E S S E T H:

WHEREAS, Jewell Coke Company, L.P. was formed as a limited partnership with Jewell Coke Company (predecessor to JCAC) as the GP and Sunoco R&M and TIFD VIII-U Inc. (“GE”) as the Limited Partners pursuant to that Agreement of Limited Partnership of Jewell Coke Company, L.P., dated as of July 14, 1995, as amended from time to time (the “Original Agreement”);

WHEREAS, on December 29, 2006, GE withdrew as an LP and JCAC acquired the LP Interest of GE and all of the rights of GE as an LP under the Original Agreement;

WHEREAS, the Original Agreement provided for significant special rights, such as special indemnities and the adjustment of Sharing Percentages at various periods during the existence of the Partnership, all of which were intended to provide GE as an LP with preferential protections to allow for a targeted return;

WHEREAS, Sunoco R&M and JCAC desired to continue the Partnership, in part due to the uncertainty regarding any liability for past due amounts or reductions in future value;

WHEREAS, Sunoco R&M and JCAC entered into an Acknowledgement and Agreement for Agreement of Limited Partnership of Jewell Coke Company, L.P., dated as of December 21, 2009 (the “Acknowledgment”) acknowledging their agreement to amend and restate the Original

Agreement to simplify the ownership structure of the Partnership and remove any preferential return.

WHEREAS, Sunoco R&M and JCAC entered into the First Amended and Restated Agreement of Limited Partnership of Jewell Coke Company, L.P., dated as of December 28, 2010 (the “Previous Agreement”) for the purposes set forth in the previous recital;

WHEREAS, Sunoco R&M is assigning all its right, interest, and title in its LP Interest to Jewell Resources, and in connection therewith, Sunoco R&M and JCAC desire to admit Jewell Resources as an LP in place of Sunoco R&M; and

WHEREAS, Jewell Resources and JCAC desire to amend and restate the Previous Agreement to evidence the admission of Jewell Resources as a Partner and the termination of Sunoco R&M as a Partner.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Partners hereby agree that the Previous Agreement is hereby amended and restated, as contemplated by the Acknowledgement, to read in full as follows:

ARTICLE I

Definitions

“Acknowledgment” has the meaning specified in the fourth recital.

“Act” means the Delaware Revised Uniform Limited Partnership Act and any successor statute thereto, as amended from time to time.

“Adjusted Property” means any property or asset of the Partnership whose adjusted tax basis differs from its Book Value immediately following a revaluation under Section 4.04(d) hereof.

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means the Agreement of Limited Partnership of the Partnership, as the Agreement is from time to time amended and in effect.

“Book Value” means (a) with respect to a Contributed Property, the fair market value of such property at the time of contribution, (b) with respect to an Adjusted Property, the fair market value of such property at the time of revaluation or other adjustment and (c) with respect to any other property, the adjusted basis of such property for federal income tax purposes, adjusted in each case for depreciation, depletion and cost recovery adjustments in accordance with Section 4.04(b) hereof, and for sales, retirements and other dispositions in accordance with similar principles.

“Business Day” means those days on which national banks operating in New York, New York are open for business.

“Capital Account” means the capital account maintained for a Partner in accordance with Section 4.04 hereof.

“Capital Contribution” means any cash or property contributed by a Partner to the Partnership pursuant to this Agreement.

“Certificate of Limited Partnership” means the certificate of limited partnership of the Partnership filed with the Secretary of State of the State of Delaware on July 12, 1995, and effective on July 14, 1995, as such Certificate of Limited Partnership may be amended, supplemented and/or restated from time to time.

“Code” means the Internal Revenue Code of 1986 and any successor statute thereto, as amended and in effect from time to time.

“Contributed Property” means property or other consideration, in such form as may be permitted by the Act, but excluding cash, contributed to the Partnership by a Partner.

“Expense Reimbursement” shall have the meaning ascribed thereto in Section 7.03(b) hereof.

“Force Majeure” means any act of God, strike, act of public enemy, war, blockade, public riot, lightning, fire, violent storm, flood, explosion, government restraint, earthquake or any natural occurrence beyond the reasonable control of the GP that precludes the GP from rendering, in whole or in part, any of its obligations under this Agreement.

“GE” has the meaning specified in the first recital.

“GP” means JCAC in its capacity as a general partner in the Partnership and any other Person that, pursuant to this Agreement, acquires a GP Interest and is admitted to the Partnership as a general partner.

“GP Interest” means the interest of a general partner in the Partnership, including the right to a distributive share of (a) the profits and losses of the Partnership and (b) the assets of the Partnership.

“Indemnitee” has the meaning specified in Section 15.01(a) hereof.

“Interest” and “Partnership Interest” means the interest of any Partner in the Partnership.

“IRS” means the U.S. Internal Revenue Service, or any similar or successor federal agency.

“JCAC” has the meaning specified in the introductory paragraph.

“Jewell Resources” has the meaning specified in the introductory paragraph.

“Liquidating Trustee” has the meaning specified in Section 14.03 hereof.

“LP” means each of JCAC and Jewell Resources in their capacities as limited partners in the Partnership and any other Person that, pursuant to this Agreement, acquires an LP Interest and is admitted to the Partnership as a limited partner.

“LP Interest” means, as to any LP, all of its interest as a limited partner in the Partnership, including its right to a distributive share of (a) the profits and losses of the Partnership and (b) the assets of the Partnership.

“Majority in Interest of the LPs” means, in any given Quarter, an LP or group of LPs whose aggregate Sharing Percentages exceed half of the total Sharing Percentages of the LPs in such Quarter.

“Material Adverse Effect” means any material adverse effect, individually or in the aggregate, on (i) the business, financial results or future operation or prospects of the Partnership, (ii) any LP, (iii) the interest or rights of any LP in the Partnership, (iv) the Partnership Assets or (v) the ability of the GP to perform its obligations under this Agreement.

“Milestone Date” shall have the meaning specified in Section 6.01 hereof.

“Original Agreement” has the meaning specified in the recitals.

“Partner” means a GP or an LP.

“Partnership” shall have the meaning specified in Section 2.01 hereof.

“Partnership Assets” means all rights, interests, properties and assets of the Partnership.

“Person” means an individual, corporation, partnership, trust, unincorporated organization, limited liability company, association or other entity.

“Previous Agreement” has the meaning specified in the recitals.

“Quarter” means a three (3) month period beginning on January 1, April 1, July 1 or October 1 of any year.

“Restated Agreement” has the meaning specified in the introductory paragraph.

“Section 45K Tax Credits” means U.S. federal income tax credits provided for in section 45K of the Code, or its predecessor, section 29 of the Code.

“Sharing Percentage” means, for each Partner during each Quarter ending after the date of the First Amended and Restated Agreement, the percentage set forth on Schedule 1 hereto.

“Sun Borrower” means The Claymont Investment Company, a Delaware corporation.

“Sun Loan” means a loan by the Partnership to the Sun Borrower in the amount of $89,000,000, which shall be evidenced by the Sun Note.

“Sun Note” means a promissory note in the principal amount of $89,000,000 made by the Sun Borrower and payable to the order of the Partnership substantially in the form attached as Exhibit A to Amendment No. 1 to the Original Agreement, dated August 31, 2000.

“Sun Note Interest” means any interest on the Sun Note.

“Sun Note Maturity Date” means the maturity date of the Sun Note or such earlier date on which the outstanding principal amount of and accrued interest on the Sun Note is paid in full.

“Sun Note Principal Payment” means any payment of principal of the Sun Note.

“Sun Note Sale Proceeds” means any Asset Sale Proceeds from the sale or assignment of all or a portion of the Sun Note.

“Sunoco R&M” has the meaning specified in the introductory paragraph.

“Treasury Regulations” means temporary or final regulations promulgated pursuant to the Code by the U.S. Department of the Treasury or any similar successor regulations.

ARTICLE II

Organization

2.01 Formation of the Partnership.

The parties hereto previously formed, pursuant to Title 6, sections 17-101 et seq. of the Delaware Code, a limited partnership, which organization is referred to herein as the “Partnership.”

2.02 Name of the Partnership.

The name of the Partnership is “Jewell Coke Company, L.P.” The business of the Partnership shall be conducted under such name or, under such other name as the GP deems to be in the best interests of the Partnership so long as it does not affect adversely the limited liability of an LP hereunder. The GP shall cause to be filed on behalf of the Partnership such partnership or assumed or fictitious name certificate or certificates or similar instruments as may from time to time be required by law.

2.03 Organization Certificates.

All Partners shall immediately execute all such certificates and other documents conforming hereto and do all such filing, recording, publishing and other acts as may be appropriate to comply with all requirements for the formation and operation of a limited partnership under the laws of the State of Delaware. The business of the Partnership may be carried on in states in addition to Delaware, and, the Partnership shall comply with all requirements for the qualification of the Partnership to conduct business as a limited partnership in any jurisdiction in which it conducts business.

2.04 Principal Place of Business; Registered Agent.

(a) The principal place of business of the Partnership shall be at U.S. 460 West, Vansant, VA 24656, but it may be changed to such other location as the GP may designate by notice to the Partners from time to time.

(b) The registered office of the Partnership in the State of Delaware shall be at Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, and the registered agent for service of process on the Partnership shall be The Corporation Trust Company, a corporation whose business address is the same as the Partnership’s registered office. The GP, at any time and from time to time, may change the Partnership’s registered office or registered agent or both by complying with the applicable provisions of the Act and may establish, appoint and change additional registered offices and registered agents of the Partnership in such other states as the GP shall determine to be necessary or advisable.

2.05 Purpose.

Subject to the other provisions of this Agreement, the purposes of the Partnership shall be to: (a) acquire, own, maintain, improve and operate the Partnership Assets, including any replacements or additions or alterations; (b) produce, store, market, sell, deliver or otherwise dispose of coke produced by the Partnership Assets; (c) acquire or lease real estate required to operate the property referred to in Sections 2.05(a) and 2.05(b) hereof; (d) sell, abandon or otherwise dispose of all or a portion of the Partnership Assets; and (e) take all such other actions and enter into such other agreements incidental to any of the foregoing as the GP may determine to be necessary or desirable.

2.06 Term.

The Partnership shall be effective from and after the effective date of the Certificate of Limited Partnership and shall continue until terminated in accordance with Article XIV hereof.

ARTICLE III

Transfer of Assets by Jewell Coke

[Intentionally Omitted]

ARTICLE IV

Capital Contributions

4.01 GP Capital Contributions.

The GP made (i) an initial Capital Contribution to the Partnership in the amount of $1,000,000 and (ii) an additional Capital Contribution to the Partnership in the amount of $5,000,000 in 2006. In exchange for these Capital Contributions, the GP received all of the GP Interests.

4.02 LP Capital Contributions.

Sunoco R&M made an initial Capital Contribution to the Partnership of $4,000,000 and, in exchange therefore, received its LP interest. GE made an initial Capital Contribution to the

Partnership of $95,000,000 and an additional Capital Contribution of $89,000,000 and, in exchange for those Capital Contributions, received its LP interest.

4.03 Additional Capital Contributions.

The GP may make such additional Capital Contributions as the GP deems necessary. An LP shall not be required to make any additional Capital Contributions.

4.04 Capital Accounts.

(a) The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Treasury Regulations section 1.704-l (b)(2)(iv). Without limiting the generality of the foregoing, such Capital Account shall be increased by (i) the cash amount or fair market value (net of liabilities) of all Capital Contributions made by such Partner to the Partnership pursuant to this Agreement and all items of Partnership income and gain computed in accordance with Section
4.04(b) hereof and allocated to such Partner pursuant to Article V, and (ii) decreased by the cash amount or fair market value (net of liabilities) of all distributions of cash or property made to such Partner pursuant to this Agreement and all items of Partnership deduction and loss computed in accordance with Section 4.04(b) hereof and allocated to such Partner pursuant to Article V.

(b) For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes; provided, that:

(i) Any deductions for depreciation, cost recovery or amortization attributable to a Contributed Property or an Adjusted Property shall be determined as if the adjusted basis of such property were equal to its Book Value. Upon an adjustment pursuant to this Section 4.04(b)(i) to the Book Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined as if the adjusted basis of such property were equal to the Book Value of such property immediately following such adjustment.

(ii) Any income, gain or loss attributable to the taxable disposition of any property shall be determined by the Partnership as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Book Value with respect to such property as of such date.

(iii) The computation of all items of income, gain, loss and deduction shall be made without regard to any election under section 754 of the Code that may be made by the Partnership.

(iv) Items described in section 705(a)(1)(B) or section 705(a)(2)(B) of the Code, or treated as so described under Treasury Regulations, shall be treated as income or deductions without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalizable for U.S. federal income tax purposes.

(c) A transferee of a Partnership Interest shall succeed to the Capital Account relating to the Partnership Interest transferred.

(d) On any date permitted by applicable Treasury Regulations, the GP may, with the consent of a Majority in Interest of the LPs, adjust the value of each asset to reflect the fair market value of such asset on such date, and thereafter the Capital Account of each Partner shall be adjusted and the tax allocations to each Partner shall be determined in the manner prescribed by Treasury Regulations section 1.704-1(b)(2)(iv)(f) and (g) (or any successor provisions) for such revaluations.

4.05 Interest.

No interest shall be paid by the Partnership on Capital Contributions or on balances in the Capital Accounts of the Partners.

4.06 Withdrawal of Capital.

A Partner shall not be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Partnership except as provided in Articles VI and XIV hereof.

4.07 Loans from Partners.

Loans by a Partner to the Partnership shall not be considered Capital Contributions.

ARTICLE V

Allocations

5.01 Allocations.

Except as otherwise provided in this Article V, each item of Partnership income, gain, loss, deduction and credit attributable to the Partnership Assets and recognized by the Partnership in accordance with the tax accounting methods followed by the Partnership for U.S. federal income tax purposes, including but not limited to income (receipts) from the sale of “qualified fuels” within the meaning of section 45K of the Code, together with the Section 45K Tax Credits related thereto, shall be allocated among the Partners in proportion to their respective Sharing Percentages. For purposes of such allocations, income and receipts of the Partnership from the sale of coke shall be allocated among the Partners based on their Sharing Percentages in the Quarter of sale, regardless of when such income and receipts are received or accrued for federal income tax purposes.

5.02 Tax Allocations.

(a) For U.S. federal income tax purposes, except as otherwise provided in this Section 5.02, each item of income, gain, loss, deduction or credit of the Partnership attributable to Partnership Assets, including but not limited to income (receipts) from the sale of “qualified fuels” within the meaning of section 45K of the Code, together with the Section 45K Tax Credits related thereto, shall be allocated among the Partners in accordance with the allocations set forth in Section 5.01 hereof, and as necessary to comply with section 704 of the Code and the regulations issued pursuant thereto.

(b) It is intended that the allocations in this Section 5.02 effect an allocation for U.S. federal income tax purposes that is consistent with section 704 of the Code and in compliance with any limitations or restrictions therein. It is also intended that the allocation in this Section 5.02 shall at all times during the existence of the Partnership allocate to the GP not less than one percent (1%) of each item of Partnership income, gain, loss, deduction and credit.

(c) Losses shall not be allocated to a Partner to the extent that such allocation would cause a deficit in such Partner’s Capital Account (after reduction to reflect the items described in Treasury Regulations sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6)) to exceed the sum of such Partner’s shares of partnership minimum gain and partner nonrecourse debt minimum gain as defined in Treasury Regulations sections 1.704-2(d) and 1.704-2(i), respectively (and, with respect to the GP, any amounts that the GP is required to contribute hereunder). Any loss in excess of that limitation shall be allocated to those Partners with a positive balance in their respective Capital Accounts to the extent of and in proportion to such positive balances. Any losses in excess of that limitation will be allocated to the GP.

(d) In the event that any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that would cause such Partner to have a negative Capital Account (taking into account any amount that a Partner is treated as being obligated to restore under Treasury Regulations section 1.704-2(g) or -2(i)(5) and after giving effect to all allocations required pursuant to the other provisions of this Section 5.02), then such Partner shall be allocated for such year (and, if necessary, later taxable years) items of gross income and gain (consisting of a pro rata portion of each such item of the Partnership) in the amount and manner required by such Treasury Regulations. This Section is intended to be a qualified income offset within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent with such intent.

(e) Notwithstanding any other provision hereof, (i) any expense of the Partnership that is a “nonrecourse deduction” within the meaning of Treasury Regulations section 1.704-2(b)(1) shall be allocated in accordance with the Partners’ respective Sharing Percentages, (ii) any expense of the Partnership that is a “partner nonrecourse deduction” within the meaning of Treasury Regulations section 1.704-2(i)(2) shall be allocated in accordance with Treasury Regulations section 1.704-2(i)(1), (iii) in the event there is a decrease in partnership minimum gain or partner nonrecourse debt minimum gain as defined in the Treasury

Regulations, the Partners shall be allocated items of income and gain as provided in Treasury Regulations section 1.704-2(f) or 1.704-2(i)(4), respectively. The items to be so allocated shall be determined in accordance with Treasury Regulation section 1.704-2(j)(2) or any successor provision. A Partner’s “interest in partnership profits” for purposes of determining its share of the nonrecourse liabilities of the Partnership within the meaning of Treasury Regulations section 1.752-3(a)(3) shall be such Partner’s Sharing Percentage.

(f) All items of income, gain, loss, deduction, credit, expense and basis allocation recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted by sections 734 and 743 of the Code.

(g) In the event that the Book Value of any Partnership Asset differs from its basis for income tax purposes, allocations of depreciation, amortization, gain and loss with respect to such asset shall be made for federal income tax purposes in a manner that takes account of the variation between Book Value and such tax basis in accordance with section 704(c)(l)(A) of the Code and Treasury Regulation section 1.704-1(b)(4)(i). Unless otherwise agreed by the GP and a Majority in Interest of the LPs, the Partnership shall, for purposes of making such allocations, select the “traditional method” as provided in Treasury Regulations section 1.704-3(b).

(h) Each item of Partnership income, gain, loss, deduction, expense and credit attributable to a Transferred Partnership Interest shall, for U.S. federal income tax purposes, be allocated to the Transferor to the extent that such items accrued prior to the effective date of the Transfer and shall be allocated to the Transferee to the extent that such items accrued on or after the effective date of the Transfer; in making such allocations, the GP may, for administrative convenience, assume that all such items which accrued during the Quarter in which the effective date of the Transfer occurred had accrued ratably throughout that Quarter, or the GP may use such other reasonable method as it determines after consulting with the Partnership’s accountants; provided, however, that gain or loss on a sale or a disposition of all or a substantial portion of the assets of the Partnership shall be allocated to the record holder of a Partnership Interest on the date of sale; and provided, further, however, that the GP, with the consent of the Transferor and Transferee of the Transferred Partnership Interest, may use such other method of making allocations with respect to such Partnership Interest to the extent permitted by the Code and the regulations and rulings promulgated thereunder.

5.03 Allocations of Certain Interest Income.

Notwithstanding anything in this Agreement to the contrary, interest income on the Sun Note shall be allocated among the Partners in the ratio of two percent (2%) to JCAC as an LP, ninety-seven percent (97%) to Jewell Resources as an LP and one percent (1%) to JCAC as the GP.

ARTICLE VI

Distributions

6.01 Distributions Prior to Dissolution.

Within twenty (20) Business Days after the end of each Quarter, the GP shall make a distribution in cash to each Partner in accordance with the Sharing Percentages in an aggregate amount determined by the GP; provided, however, that notwithstanding anything herein to the contrary, distributions made for each Quarter ending after the date of the First Restated Agreement shall be paid (x) to Jewell Resources during the period commencing on date of the First Restated Agreement and continuing until the date on which the total amount received by Jewell Resources pursuant to this clause (x) equals the amount of distributions that its LP Interest would have received through September 30, 2010 if the change to Phase IV of the Sharing Percentages had occurred pursuant to the terms of the Original Agreement without regard to the provisions of the Acknowledgment and all of the distributions that could have been paid under the Original Agreement had been paid (such date hereinafter referred to as the “Milestone Date”); and (y) in accordance with the Sharing Percentages during the period commencing on the Milestone Date and continuing until the liquidation of the Partnership. Notwithstanding anything in this Agreement to the contrary, cash distributions of interest income on the Sun Note shall be allocated to the Partners in the same ratio that interest is allocated pursuant to Section

5.03. Any distribution of any Sun Note Principal Payment or Sun Note Sale Proceeds shall be made to the Partners, in proportion to and to the extent of the positive balances in their respective Capital Accounts. Provided further, that if a distribution of any Sun Note Principal Payment or Sun Note Sale Proceeds is being made in connection with, or in contemplation of, a liquidation of the Partnership, then the Capital Accounts of the Partners shall first be adjusted to reflect any gains or losses realized in connection with the liquidation and to reflect any unrealized gains or losses in properties to be distributed in kind.

6.02 Distributions Upon Dissolution.

All distributions in connection with the dissolution of the Partnership shall be made in accordance with Article XIV hereof.

ARTICLE VII

Powers and Duties of and Limitations upon the GP

7.01 Powers and Duties of the GP.

(a) General. Subject to the terms of this Agreement, the GP shall have full, exclusive and complete control of the management of the affairs of the Partnership. Subject to the terms of this Agreement, the powers and duties of the GP shall include, but shall not be limited to, discharging the following obligations on behalf of the Partnership (and the GP shall be bound hereunder to discharge such obligations):

(i) Keep all books of account and other records of the Partnership and provide to the Partners reports and statements and other information as required by Article XI hereof.

(ii) Retain a nationally recognized firm of independent certified public accountants for the Partnership.

(iii) Protect and preserve the title to and the interest of the Partnership in all of its property and assets, real, personal and mixed.

(iv) Review all reports and notices received by the Partnership or the GP pursuant to the terms of any other document and take such actions as it deems necessary and appropriate in connection therewith.

(v) Pay all taxes shown to be due on any return, assessments, rents and other impositions (if any) applicable to the Partnership.

(vi) Maintain all funds of the Partnership in investments as determined by the GP.

(vii) Make periodic distributions to the Partners as required by Article VI hereof.

(viii) Notice all meetings of the Partners as may be required from time to time.

(ix) Devote sufficient resources to the management of the business and affairs of the Partnership in accordance with the terms of this Agreement and provide such personnel as is necessary to perform the obligations of the GP hereunder.

(x) Perform all other obligations provided elsewhere in this Agreement to be performed by the GP.

(xi) Inform the Partners as to any developments, including without limitation any litigation, environmental claims, changes in law, and judicial decisions relating to or otherwise affecting the Partnership or any of its property, of which the GP has actual knowledge and considers material to the business of the Partnership.

(xii) Negotiate and execute, and exercise all rights of the Partnership with respect to, any contracts, conveyances or instruments that it considers useful or necessary to the conduct of the Partnership’s operations.

(xiii) Engage and dismiss outside engineers, attorneys, consultants and contractors and determine their compensation and other terms of employment or hiring.

(xiv) Cause the Partnership to obtain and maintain insurance.

(xv) Control any matters affecting the rights and obligations of the Partnership, including the conduct of litigation and the incurring of legal expenses and the settlement of claims and litigation.

(xvi) Take all such actions as it deems necessary or appropriate to carry out the purposes of the Partnership and this Agreement.

(b) Certain Transaction Documents. [Intentionally Omitted].

(c) Operation of Facility; Sale of Coke; Shut-Downs. [Intentionally Omitted]

(d) Annual Budget. [Intentionally Omitted].

(e) Third Parties. Third parties dealing with the Partnership shall be fully protected in relying upon any action taken or instrument executed on behalf of the Partnership by the GP, and on behalf of the GP by any of its officers. Each LP hereby waives any and all defenses or other remedies that may be available against such third party or other Person to contest, negate or disaffirm any action of the GP in connection with any such transactions; provided, however, that nothing herein shall have the effect of expanding the limitations on the LPs’ liability pursuant to Section 8.02(b) hereof.

(f) Construction Contract. [Intentionally Omitted]

7.02 Limitations on the Powers of the GP.

(a) Without the consent of all of the LPs, the GP shall not, on behalf of the Partnership, have the authority to:

(i) Change the purpose or the name of the Partnership;

(ii) Amend this Agreement, except as set forth in Article XVI hereof; or

(iii) Incur any indebtedness directly or indirectly for borrowed money, by way of guarantee or otherwise, other than as permitted pursuant to Section 7.07 hereof.

(b) Without the consent of a Majority in Interest of the LPs, the GP shall not, on behalf of the Partnership, have the authority to:

(i) Enter into any agreement, understanding or arrangement providing for the merger or consolidation of the Partnership with or into any other Person;

(ii) Create or issue any additional Partnership Interests;

(iii) Engage in any sale of Partnership Assets other than as permitted pursuant to Section 9.02(d) hereof;

(iv) Cause the Partnership to loan any Partnership funds to the GP or any Affiliate thereof or guarantee the performance of any obligation of the GP or any Affiliate thereof;

(v) Amend, modify, terminate, alter, grant consent to or waive any provision of any agreement to which the Partnership is a party on terms that are not arm’s length; or

(vi) Make any capital or operating expenditures or reserve allocations other than as provided in Section 7.0 1(d) hereof or as otherwise expressly permitted under this Agreement.

7.03 Compensation and Reimbursement of GP.

(a) Except as provided in this Section 7.03, the GP shall not be compensated or reimbursed for its services as GP to the Partnership; including but not limited to such services as in-house accounting, legal and engineering services, employee benefit plan expenses, and travel and telephone charges; provided, however, that nothing in this Section 7.03 shall prohibit any Affiliate of the GP from being compensated pursuant to the terms of any other agreement.

(b) The GP shall be reimbursed on a monthly basis for:

(i) all direct third-party expenses it incurs or makes on behalf of the Partnership with respect to Partnership Assets including amounts paid to any Person to perform services to the Partnership and any expenses with respect to obtaining and maintaining insurance) that are necessary or appropriate to the conduct of the Partnership’s business; and

(ii) a reasonable fee for its services.

Such reimbursements (the “Expense Reimbursement”) shall be In addition to any reimbursement to the GP as a result of indemnification pursuant to Article XV hereof.

7.04 Outside Activities.

The GP, any Affiliate of the GP and any director, officer, partner or employee of the GP or any Affiliate of the GP shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including without limitation, the acquisition, ownership, operation and management of coal interests or royalties in coal reserves.

7.05 Partnership Funds.

The funds of the Partnership shall be invested as determined by the GP.

7.06 Reserve Funds.

If necessary, the Partnership shall establish reserve funds from cash flow or Capital Contributions to cover working capital, contingencies, capital expenditures and/or debt service.

7.07 Loans to the Partnership.

(a) Any debt incurred pursuant to Sections 7.01(c)(ii), 7.11(b) and 7.11(c) hereof shall be on terms and conditions, including qualification as indebtedness for federal income tax purposes, that are approved by a Majority in Interest of the LPs and appropriate for the amount, duration and risk of the loan, including market rates of interest, amortization schedule and security offered.

(b) For any loan extended by GP or an Affiliate of GP to the Partnership pursuant to Sections 7.01(c)(ii), 7.11(b) or
7.11(c) hereof or otherwise approved by a Majority in Interest of the LPs, required payments of principal and interest shall be paid out of cash otherwise available for Quarterly Cash Distributions to the Partners, in accordance with the terms of such loan.

7.08 Other Matters Concerning the GP.

(a) The GP may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The GP may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, engineers and other consultants and advisers selected by it and any opinion of such Person as to matters that the GP reasonably believes to be within such Person’s professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the GP hereunder in good faith and in accordance with such opinion.

7.09 Contracts and Transactions with Affiliates.

The Partnership may enter into contracts and agreements with the GP or any Affiliates for the rendering of services and the sale and lease of supplies and equipment; provided, that the amount of the compensation, price or rental that can be charged to the Partnership therefor must be no less favorable to the Partnership than those available from unrelated third parties in the area engaged in the business of rendering comparable services or selling or leasing comparable supplies and equipment that could reasonably be made available to the Partnership.

7.10 Tax Matters.

The Partnership shall be treated as and shall file its tax returns as a partnership for U.S. federal, state and local income tax and other tax purposes. The GP shall be the “tax matters partner” (within the meaning of section 6231(a)(7) of the Code) of the Partnership; provided, however, that if the Partnership is to dissolve and wind-up pursuant to Article XIV hereof, the Liquidating Trustee shall be the tax matters partner. The tax matters partner is authorized, at the Partnership’s cost and expense, to represent the Partnership and each Partner in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs connected therewith, subject to the provisions of the Indemnity Agreement. The tax matters partner shall promptly notify the LPs if any tax return or report of the Partnership is audited or if any adjustments are proposed by any governmental body. In addition, the tax matters partner shall promptly furnish to the LPs all notices concerning administrative or judicial proceedings relating to U.S. federal income tax matters as required under the Code. During the pendency of any such administrative or judicial proceeding, the tax matters partner shall furnish to the Partners copies of all correspondence or notices concerning such proceedings and respond to any inquiries from the LPs concerning the status of any such proceeding. Each Partner agrees to cooperate with the tax matters partner in connection with such examinations or proceedings. The tax matters partner shall have the right, subject to the provisions of the Indemnity Agreement and other agreements of the Partners, to settle any such examination or proceeding and to take any and all other action on behalf of the Partnership in connection with any such examination or proceeding to the extent permitted by applicable tax law and regulations.

7.11 Capital Expenditures.

(a) To the extent of available funds, the Partnership shall make capital expenditures as the GP determines are necessary or desirable.

(b) Determinations as to whether items constitute capital versus operating expenditures shall be made by the GP in accordance with generally accepted accounting principles.

7.12 Damage or Destruction.

The Partnership shall not terminate due to any damage to or destruction of the Partnership Assets.

ARTICLE VIII

The LPs

8.01 Voting by LPs.

Meetings of the Partners may be called by the GP and shall be called by the GP within ten (10) days following the written request of a Majority in Interest of the LPs. The Partners may conduct any Partnership business at such meeting that is permitted under the Act or this Agreement, but the LPs shall not engage in any activity that would be deemed taking part in the control of the Partnership’s business. The meeting shall be held not less than ten (10) nor more than thirty (30) days after the date of mailing of the request and shall be at a reasonable time and place. Any action that may be taken at a meeting of the LPs may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by LPs owning not less than the minimum percentage of LP Interests that would be necessary to authorize or take such action at a meeting at which all LPs were present and voted. For purposes of obtaining a written consent, the provisions of Section 17.01 hereof shall govern.

8.02 Status of LPs.

(a) No LP shall have any right, power or authority to take part in the management or control of the business of, or transact any business for, the Partnership, to sign for or on behalf of the Partnership or to bind the Partnership in any manner whatsoever. The GP shall not hold out or represent to any third party that any LP has any such power or right or that any LP is anything other than a limited partner in the Partnership. All management responsibility is vested in the GP, and all authority to act on behalf of the Partnership is vested in the GP.

(b) No LP shall be liable for the debts, liabilities, contracts or other obligations of the Partnership except (i) to the extent of its share of the Partnership Assets (including undistributed revenues) and (ii) as provided in the Act with respect to distributions made to such LP by the Partnership.

(c) The bankruptcy, receivership, liquidation, dissolution or legal incapacity of an LP shall not cause a dissolution of the Partnership; in all such events, the Partnership shall continue. On the happening of such an event, the rights of such LP to share in the profits and losses of the Partnership, to receive distributions of Partnership funds and to assign its LP Interests shall devolve on its successors and assigns, subject to the terms and conditions of this Agreement; provided, however, that in no event shall any such successor or assignee become a substituted LP without the prior written consent of the GP (which consent shall not be unreasonably withheld) and otherwise in accordance with Article XII hereof.

8.03 Power of Attorney.

(a) Partnership Matters. Each LP by its execution of this Agreement constitutes and appoints the GP its true and lawful agent and attorney, with full power and authority in its name, place and stead, to execute, acknowledge, verify, deliver, file and record in the appropriate public offices all certificates and other instruments (including counterparts of this Agreement) that the GP determines to be reasonable and necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership (or a partnership in which the LPs have limited liability) in the jurisdictions in which the Partnership may conduct business or that is necessary or advisable in the opinion of counsel for the Partnership to ensure that the Partnership will not be treated as a corporation or as an association taxed as a corporation for U.S. federal income tax purposes.

(b) Irrevocable. The power of attorney granted herein is irrevocable and shall be deemed to be coupled with an interest, and it shall survive the dissolution or termination of any LP granting the power of attorney.

8.04 Enforcement of GP’s Obligations.

Any LP that is a limited partner not affiliated with the GP shall have the right to enforce the obligations, agreements and duties of the GP for the benefit of the Partnership.

ARTICLE IX

Representations, Warranties and Covenants of the GP

[Intentionally Omitted]

ARTICLE X

Representations, Warranties and Covenants of the LPs

[Intentionally Omitted]

ARTICLE XI

Books, Records and Reports

11.01 Administrative Services and Records.

The GP shall cause to be performed all general and administrative services on behalf of the Partnership in order to assure that complete and accurate books and records of the Partnership are maintained at the Partnership’s principal place of business showing the name, address and Interest of each of the Partners, all receipts and expenditures, assets and liabilities, profits and losses and all other records necessary for recording the Partnership’s business and affairs.

11.02 Method of Accounting.

The Partnership shall keep books for purposes of maintaining capital accounts and of preparing tax returns in accordance with the provisions set forth in Section 4.04(b) hereof.

11.03 Fiscal Year.

The fiscal year for the Partnership shall be the calendar year.

11.04 Capital Accounts.

The Partnership shall maintain a Capital Account for each Partner in accordance with the provisions of Section 4.04 hereof.

11.05 Audits.

Subject to the provisions of Section 11.06(a) hereof, an annual audit of the Partnership’s books of account shall be made by independent certified public accountants, selected as provided in Section 7.01(a)(ii) hereof. Copies of each annual report of such accountants shall be given to each Partner as required by Section 11.06 hereof.

11.06 Reports and Financial Statements.

(a) The GP shall cause an annual report of the Partnership’s activities to be prepared and transmitted within one hundred twenty (120) days after the close of the Partnership’s fiscal year to each Partner of record on the last Business Day of the fiscal year. Such report shall contain at least the following information:

(i) Audited financial statements, including a balance sheet and statements of income, Partners’ equity and cashflows prepared on the basis of accounting the Partnership uses and accompanied by a report thereon by the independent certified public accountants of the Partnership, at the Partnership’s expense.

(b) The GP shall furnish to any LP such additional information regarding the Partnership as it may reasonably request from time to time.

11.07 Tax Reports.

The GP shall prepare and timely file all federal, state and local income and other tax returns and reports as may be required as a result of the business of the Partnership. Prior to April 30 of each year, and in any event not less than thirty (30) days prior to the date on which the Partnership intends to file its federal income tax return or any state income tax return, the return proposed to be filed by the GP shall be furnished to the LPs for review and comment, which comments shall be communicated to the GP within thirty (30) days of the delivery of the proposed return to the LPs. The Partners shall not adopt any position on their federal income tax returns as filed or amended, or on any request for administrative adjustment, that is inconsistent with the Partnership’s Form K-1 as provided to the LPs; provided, however, that this requirement shall not apply to an item if the GP shall fail to furnish an opinion as provided for in the preceding sentence. Not less than ten (10) days after the date on which the Partnership actually files its federal income tax return or any state income tax return, the GP shall furnish to the LPs a copy of the return so filed by the GP. The GP shall also furnish to each LP such additional information as may be reasonably requested from time to time to enable such LP to timely compute and make any estimated income tax payments and timely file any tax returns or tax reports required to be filed by such LP.

11.08 Inspection.

The books and records of the Partnership shall be maintained at the principal place of business of the Partnership or such other locations as the GP determines appropriate, and shall be open to inspection and copying by any LP (or its designated representative) during regular business hours, at the expense of such LP. Upon oral or written notice delivered to the GP at least one (1) Business Day in advance, any LP shall have the right to inspect the properties of the Partnership.

11.9 Confidentiality.

[Intentionally Omitted]

11.10 Tax Elections.

The GP shall make the following elections on behalf of the Partnership:

(a) To elect the calendar year as the fiscal year of the Partnership;

(b) To elect the accrual method of accounting for the Partnership;

(c) To elect, in accordance with sections 195 and 709 of the Code and applicable regulations and comparable state law provisions, to treat all organization costs of the Partnership as deferred expenses amortizable over 60 months;

(d) To elect with respect to such other federal, state and local tax matters as the GP shall determine to be in the best interests of the Partnership;

(e) To elect under section 461(h) of the Code to adopt the recurring item exception for all types of items incurred in connection with the business of the Partnership; and

(f) Any applicable election under section 754 of the Code.

ARTICLE XII

Transfer of Partnership Interests

[Intentionally Omitted]

ARTICLE XIII

Removal or Conversion of GP

13.01 Removal of GP.

The GP may be removed for cause by action of a Majority Interest of the LPs. Cause for removal of the GP shall be limited to violation of law, fraud, willful misconduct, gross negligence or breach of fiduciary duty that could reasonably be expected to have a Material Adverse Effect. Upon the removal of the GP, a successor GP shall be elected by act of LPs holding a majority in interest (as determined under federal income tax principles) of all Partnership Interests outstanding as of the effective date of such removal (other than those held by the removed GP) and the removed GP’s Partnership Interest shall be converted, in the same manner as if the GP had withdrawn, as set forth in Sections 13.03 and 13.04 hereof.

13.02 Continued Liability of GP.

If the GP ceases to be the GP for any reason hereunder, such person shall continue to be liable as the GP for all debts and obligations of the Partnership existing at the time such Person ceases to be the GP, regardless of whether, at such time, such debts or liabilities were known or unknown, actual or contingent. A Person shall not be liable as the GP for Partnership debts and obligations arising after such Person ceases to be the GP. Any debts, obligations, or liabilities in damages to the Partnership of any Person who ceases to be a GP shall be collectible by any legal means and the Partnership is authorized, in addition to any other remedies at law or in equity, to apply any amounts otherwise distributable or payable by the Partnership to such Person to satisfy such debts, obligations or liabilities.

13.03 Conversion of GP.

If any of the events of withdrawal of the GP from the Partnership specified in Section 14.01(a) hereof occurs, LPs holding a majority in interest (as determined under federal income tax principles) of all Partnership Interests outstanding as of the effective date of such occurrence, (other than those held by the withdrawing GP) may, within ten (10) days of the effective date of such occurrence, select a successor GP. If a successor GP is so selected, the GP that was subject to the event specified in Section 14.01(a) hereof shall be automatically converted to a limited partner as described in Section 13.04(a) hereof, the successor GP shall be admitted effective immediately prior to said conversion and the Partnership shall be reconstituted and its business and operations shall be continued without being wound up. The successor GP shall acquire its Interest by purchasing a minimum of a one percent (1%) Interest in the Partnership. If no successor GP is selected as provided in this Section 13.03 or is otherwise provided, the provisions of Article XIV hereof with respect to dissolution of the Partnership shall govern.

13.04 Economic Interest and Rights of Converted GP.

(a) If the GP is converted to a limited partner in accordance with this Article XIII, it shall be a limited partner for purposes of the Act, including, but not limited to, for purposes of dealings with third parties; provided, however, that such converted GP (i) shall have no voting rights and (ii) shall be a GP and not an LP for purposes of distributions and otherwise under this Agreement. Such converted GP shall retain the economic interest that it had in the Partnership immediately prior to the conversion, including, but not limited to, its interest in Quarterly Cash Distributions.

(b) The Certificate of Limited Partnership shall be amended as appropriate to reflect the conversion of any GP to a limited partner or the admission of any new GP.

ARTICLE XIV

Dissolution and Liquidation

14.01 Dissolution.

The Partnership shall dissolve, and its affairs shall be wound up, upon:

(a) the occurrence of an event of withdrawal from the Partnership by the GP as provided in section 17-402 of the Act, subject, however, to the provisions of Section 13.02 hereof;

(b) the sale of all of the Partnership Assets; or

(c) any other event that under the Act would cause its dissolution.

14.02 Effect of Dissolution.

Upon dissolution of the Partnership pursuant to Section 14.01 hereof, the Partnership shall not terminate but shall continue as provided in Section 14.03 hereof solely for the purposes of winding up the affairs and liquidating the assets of the Partnership and applying and distributing the proceeds of such liquidation in the manner set forth in Section 14.03 hereof.

14.03 Liquidation.

(a) Upon dissolution of the Partnership, the GP, or, if the Partnership has dissolved due to the occurrence of an event of withdrawal by the GP pursuant to Section 14.01(a) hereof, a trustee appointed by a Majority in Interest of the LPs, shall wind up the affairs and liquidate the assets of the Partnership and apply and distribute the proceeds thereof as provided herein (the GP or other Person discharging such duties being hereinafter referred to as the “Liquidating Trustee”). The Liquidating Trustee shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the GP under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) to the extent necessary or desirable in the good faith judgment of the Liquidating Trustee to carry out its duties and functions hereunder for and during such period of time as shall be reasonably required in its good faith judgment to complete the winding up and liquidation of the Partnership as provided for herein. The Partnership Assets shall be liquidated, and the proceeds of such liquidation applied and distributed in the following order of priority:

(i) to creditors of the Partnership, including Partners who are creditors, in order of priority provided by law, including the creation of a reserve of cash or other assets of the Partnership for contingent, conditional or unmatured claims or liabilities in an amount determined by it to be appropriate for such purposes; and

(ii) to the Partners, in proportion to and to the extent of the positive balances in their respective Capital Accounts (following all appropriate adjustments to the Capital Accounts to reflect any gains or losses realized in connection with the liquidation and to reflect any unrealized gains or losses in properties to be distributed in kind, with all such gains and losses being allocated among the Partners as provided in Section 5.02 hereof). Any distributions pursuant to this Section 14.03(a)(ii) shall be made by the end of the Partnership year in which the liquidation occurs (or, if later, within ninety (90) days after the date of such liquidation).

(b) If the Liquidating Trustee determines that an immediate sale of part or all of the Partnership Assets would be impractical or would cause undue loss to the Partners, the Liquidating Trustee may, in its sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (other than those to Partners as creditors).

14.04 Cancellation of Certificate of Limited Partnership.

Upon the completion of the distribution of Partnership cash as provided in Section 14.03 hereof, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership shall be canceled and other actions as may be necessary to terminate the Partnership shall be taken.

14.05 Reasonable Time for Winding-Up.

A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to this Article XIV, in order to minimize any losses otherwise attendant upon such winding-up and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.

14.06 Return of Capital.

The GP shall not be personally liable for the return of the Capital Contributions of any LP, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership Assets.

14.07 No Capital Account Restoration.

No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.

14.08 Waiver of Partition.

Each Partner hereby waives any rights to partition of the Partnership property.

ARTICLE XV

Indemnification

15.01 Partner Indemnification.

(a) To the fullest extent permitted by law, each Partner, its Affiliates and its directors, officers, shareholders, employees, partners and agents (individually, an “Indemnitee”) shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, costs, liabilities, joint or several, expenses (including attorneys’ fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, arising out of such Indemnitee’s involvement, directly or indirectly, with the Partnership; provided, however, that in each case (i) the Indemnitee acted in good faith and in a lawful manner and (ii) the circumstances giving rise to the right to indemnification did not involve the Indemnitee’s or such Indemnitee’s Affiliate’s willful misconduct, fraud, negligence, breach of fiduciary duty or a violation or breach of performance by such Indemnitee or any of such Indemnitee’s Affiliates having a Material Adverse Effect.

(b) Expenses (including legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 15.01(a).

(c) Any indemnification pursuant to this Section 15.01 shall be made only out of the assets of the Partnership, and the LPs shall have no personal liability on account thereof.

(d) The indemnity, reimbursement and contribution obligations of the Partnership under this Section 15.01 shall survive any termination of this Agreement.

(e) The provisions of this Section 15.01 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

ARTICLE XVI

Amendment of Partnership Agreement

16.01 Amendment.

(a) Each of the LPs hereby agrees that the GP, without the consent of such LP, may amend any provision of this Agreement and the Certificate of Limited Partnership, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(i) a change in the name of the Partnership (if consented to pursuant to Section 2.02 hereof), the location of the principal place of business of the Partnership, the registered agent or the registered office of the Partnership;

(ii) admission, substitution or withdrawal of Partners in accordance with this Agreement;

(iii) a change that the GP in its sole discretion has determined to be reasonable and necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership (or a partnership in which the LPs have limited liability) in the jurisdictions in which the Partnership may conduct business or that is necessary or advisable in the opinion of counsel for the Partnership to ensure that the Partnership will not be treated as a corporation or as an association taxed as a corporation for federal income tax purposes; and

(iv) a change that is required or contemplated by this Agreement.

(b) Except as provided in Section 16.01(a) hereof or as otherwise specifically provided in this Agreement, all amendments or modifications to, or waivers of, this Agreement shall be made only with the unanimous written approval of the LPs.

(c) Any provision of this Agreement requiring the action, approval or consent of a specified percentage in interest of LPs may only be modified or amended by such specified percentage in interest of LPs.

ARTICLE XVII

Miscellaneous

17.01 Notices; Consents.

(a) Except as otherwise provided in this Agreement, all notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed properly given or made upon receipt if delivered personally or by facsimile (with signed conformed copy to follow by mail), next day if by express mail or courier, or five (5) days after being mailed from within the United States of America by registered or certified mail, return receipt requested, postage prepaid, and addressed to the GP or the LPs at the address they have supplied for purposes of notices. Any LP may change its address by giving notice to the GP stating its new address, and the GP may change its address by giving such notice to all Partners. Commencing fifteen (15) days after the giving of such notice, such newly designated address shall be such Partner’s address for the purpose of all notices or other communications required or permitted to be given under this Agreement.

17.02 Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

17.03 Successors and Assigns.

This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the Partners and their respective legal representatives, heirs, successors and assigns.

17.04 Force Majeure.

If the GP is rendered unable, in whole or in part, by Force Majeure to carry out any of its obligations to operate the cokemaking facility or sell the coke production therefrom under this Agreement, other than the obligation to make money payments, such obligations of the GP, so far as they are affected by such Force Majeure, shall be suspended during, but no longer than, the continuance of such Force Majeure. The GP shall use its best efforts to remedy any Force Majeure condition as expeditiously as possible.

17.05 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall, for all purposes, be deemed an original and all of such counterparts, taken together, shall constitute one and the same Agreement.

17.06 Headings.

The Article and Section headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

17.07 Severability.

In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

17.08 Entire Agreement.

This Agreement (together with the Schedules and Exhibits hereto supersedes any other agreement, whether written or oral, that may have been made or entered into by the GP and the LPs (or by any director, officer or representative of such parties) relating to the matters contemplated hereby.

17.09 Further Assurances.

Each of the parties hereto agrees to execute all documents and instruments and to take or to cause to be taken all actions that are necessary or appropriate to complete the transactions contemplated by this Agreement.

17.10 Survival of Representations and Warranties.

All representations, warranties, covenants, duties and other agreements made by the GP or any LP in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive indefinitely and not expire.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

JEWELL COKE ACQUISITION COMPANY, as GP and an LP

By:	/s/ Michael J. Thomson
Name: Michael J. Thomson
Title: President

JEWELL RESOURCES CORPORATION,
as an LP

By:	/s/ M. Charmian Uy
Name: M. Charmian Uy
Title: Vice President and Treasurer

Sunoco, Inc. (R&M) is signing this Restated Agreement solely for the purpose of evidencing its consent to the admission of Jewell Resources Corporation as a substituted LP.

SUNOCO, INC. (R&M)

By:	/s/ Ronald Opperman
Name: Ronald Opperman
Title: Vice President

[Signature Page to Second Amended and Restated Agreement of Limited Partnership

of Jewell Coke Company, L.P.]

SCHEDULE 1

Sharing Percentages

For each period subject to clause (x) of Section 6.01:

i.	one percent (1%) to JCAC as the GP,

ii.	one percent (1%) to JCAC as an LP, and

iii.	ninety eight percent (98%) to Jewell Resources (successor to Sunoco R&M) as an LP.

For each period subject to clause (y) of Section 6.01:

i.	one percent (1%) to JCAC as the GP,

ii.	eighteen percent (18%) to JCAC as an LP, and

iii.	eighty one percent (81%) to Jewell Resources (successor to Sunoco R&M) as an LP.